THESE SECURITIES AND THE SECURITIES DELIVERABLE UPON CONVERSION THEREOF HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND MAY NOT BE OFFERED OR SOLD THEREIN ABSENT REGISTRATION OR EXEMPTION THEREFROM.  THIS NOTE MAY NOT BE CONVERTED IN THE UNITED STATES OR BY OR ON BEHALF OF A PERSON IN THE UNITED STATES OR A U.S. PERSON UNLESS THE NOTE AND THE SHARES HAVE BEEN REGISTERED UNDER THE SECURITIES ACT AND THE APPLICABLE SECURITIES LEGISLATION OF ANY SUCH STATE OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS IS AVAILABLE.  “UNITED STATES” AND “U.S. PERSON” ARE AS DEFINED BY REGULATION S UNDER THE SECURITIES ACT.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS FOUR MONTHS AND ONE DAY AFTER THE LATER OF (I) THE DISTRIBUTION DATE (AS THAT TERM IS DEFINED IN NATIONAL INSTRUMENT 45-102) AND (II) THE DATE THE COMPANY BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY OF CANADA.

8% CONVERTIBLE NOTE DUE MAY 31, 2013

FOR VALUE RECEIVED, RAMPART DETECTION SYSTEMS LTD. (the “Company”) promises to pay to the purchaser or the registered holder hereof, ____________________ (the “Holder”) of __________________________, the principal sum of U.S.$____________ (the “Principal”) on May 31, 2013 (the “Maturity Date”), and to pay interest on the Principal outstanding from time to time in arrears on the Maturity Date, at the rate of 8% per annum accruing from the date of initial issuance.  All accrued and unpaid interest shall bear interest at the same rate as the Principal and be due on the Maturity Date.  Interest may be paid in the form of Common Shares, issued at the conversion rates described below in the amounts necessary to satisfy the outstanding interest amounts then due.  The interest so payable will be paid on the Maturity Date to the Holder on the tenth day prior to the Maturity Date; provided, however, that the Company’s obligation to a transferee of this Note arises only if such transfer, sale or other disposition is made in accordance with the terms and conditions of the Subscription Agreement executed by the original Holder.  The Principal of, and interest on, this Note are payable in such currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.  The Company will pay the Principal of and interest upon this Note on the Maturity Date, less any amounts required by law to be deducted, to the registered Holder of this Note as of the tenth day prior to the Maturity Date and addressed to such Holder as above.  The forwarding of any cheque representing such payment shall constitute a payment of Principal and interest hereunder and shall satisfy and discharge the liability for Principal and interest on this Note to the extent of the sum represented by such cheque less any amounts so deducted.

This Note is subject to the following additional provisions:

1. The Company is entitled, at its option, at any time after the Closing Date until the Maturity Date, to convert any or all of the Principal of this Note or any portion of the Principal (to include accrued interest) hereof into Common Shares of the Company (“Shares”) with the number of

Shares issuable upon such conversion being equal to the dollar amount converted at a price of U.S.$0.40 per Share, subject to adjustment in the event of any stock split, dividend, combination or similar event.  In any event, all Principal and interest under this Note shall be converted into Shares upon the Company becoming a reporting issuer in any province or territory of Canada or in the United States of America.  Any Shares issuable upon such conversion will be subject to a hold period in Canada whereby the Shares cannot be traded for a period of four months and one day from the date on which the Company becomes a reporting issuer in any province or territory of Canada.  Any Shares issuable upon conversion will, if to be sold, or re-sold, in the United States, be subject to a required holding period of at least six months from the date of original investment once the Company becomes a reporting issuer in the United States.

2. No provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Principal of, and interest on, this Note at the time, place, and rate, and in the currency herein prescribed.  This Note and all other Notes now or hereafter issued on similar terms are direct obligations of the Company.  This Note ranks equally with all other Notes now or hereafter issued under the terms set forth herein with respect to this Note offering.

3. The Company hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

4. The Company agrees to pay all costs and expenses, including reasonable legal fees, which may be incurred by the Holder in collection any amount due under this Note.

5. If one or more of the following described “Events of Default” shall occur:

a. The Company shall default in the payment of Principal or interest on this Note; or

b. The Company shall fail to perform or observe any other covenant, term, provision, condition, agreement or obligation of the Company under this Note and such failure shall continue uncured for a period of 7 days after notice from the Holder of such failure; or

c. The Company shall (1) become insolvent; (2) admit in writing its inability to pay its debts as they mature; (3) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (4) apply for or consent to the appointment of a trustee, liquidator or receiver for it or for a substantial part of its property or business; or

d. A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within 30 days after such appointment; or

e. Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within 30 days thereafter, or

f. Any money judgment, writ or warrant of attachment, or similar process in excess of $200,000 in aggregate shall be entered or filed against the Company or any of its properties or other assets and shall remain unvacated, unbonded or unstayed for a period of 15 days or in any event later than 5 days prior to the date of any proposed sale thereunder; or

g. Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company and, if instituted against the Company, shall not be dismissed within 30 days after such institution or the Company shall by any action or answer approve of, consent, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding.

Then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder’s sole discretion, the Holder may consider this Note immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately and without expiration of any period of grace, enforce any and all of the Holder’s rights and remedies provided herein or any other rights or remedies afforded by law.

6. The Company covenants and agrees that until all amounts due under this Note have been paid in full, by conversion or otherwise, and for so long as the Holder holds Shares issued upon conversion of this Note, unless the Holder waives compliance in writing, the Company shall:

a. Give prompt written notice to the Holder of any Event of Default as defined in this Note or of any other matter which has resulted in, or could reasonably be expected to result in, a materially adverse change in its financial condition or operations.

b. Give prompt notice to the Holder of any claim, action or proceeding which, in the event of any unfavorable outcome, would or could reasonably be expected to have a material adverse effect on the financial condition of the Company.

c. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Note and:

i. in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it, or

ii. in the case of mutilation, upon surrender and cancellation of this Note,

the Company at its expense will execute and deliver a new Note, dated the date of the lost, stolen, destroyed or mutilated Note.

7. The Holder of this Note, by acceptance hereof, agrees that this Note is being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Note or the Shares issuable upon exercise thereof except under circumstances which will not result in a violation of any applicable securities laws.

8. In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby.

9. This Note and the Subscription Agreement constitutes the full and entire understanding and agreement between the Company and the Holder with respect to the subject hereof.  Neither this Note nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.

10. This Note, any amendment, addendum, annex, exhibit, supplement or other document relating hereto, any dispute arising from or related hereto, and all related rights, duties and remedies shall be governed by and construed in accordance with the internal laws of the Province of British Columbia governing contracts made and to be performed wholly therein, without reference to its principles governing the choice or conflict of laws, and the parties hereto and their successors in interest irrevocably attorn and submit to the exclusive jurisdiction of the courts of the Province of British Columbia, sitting in the City of Vancouver, with respect to any dispute arising from or related thereto.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.

Dated: May 31, 2010.

RAMPART DETECTION SYSTEMS LTD.

By:_________________________________

Kenneth Swaisland, President